Exhibit 28 (D)(1)

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

BY AND BETWEEN

SECURIAN FUNDS TRUST

AND

SECURIAN ASSET MANAGEMENT, INC.

This is the first amendment (the “First Amendment”), dated as of May 1, 2019, to that certain Investment Advisory Agreement (the “Agreement”) by and between Securian Funds Trust (the “Trust”) and Securian Asset Management, Inc., formerly known as Advantus Capital Management, Inc. (the “Adviser”) dated as of May 1, 2012.

Recitals

A.	The Trust and the Adviser desire to amend the Agreement.

B.

Section 10 of the Agreement states that the Agreement may be amended if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. It has been agreed by the parties hereto that one proposed amendment to the Agreement merely reflects the new name of the Adviser, and is not material. The other amendment to the Agreement reflects a reduction in advisory fees paid by two of the Funds of the Trust, and it does not require shareholder approval. It is understood that if the Adviser ever proposes to increase such advisory fees, the shareholder and Trustee approval requirements set forth in Section 10 of the Agreement must be met.

C.	In consideration of the foregoing and the undertakings and agreements set forth in the Agreement, the parties agree to amend the Agreement as follows:

1. All references to Advantus Capital Management, Inc. or Advantus as Adviser are hereby deleted and replaced with Securian Asset Management, Inc.;

2. Schedule A of the Agreement is hereby amended by deleting the prior Schedule A in its entirety and replacing with Schedule A attached hereto;

3. Except as set forth herein, the remaining terms and conditions of the Agreement are hereby ratified and confirmed and shall not otherwise be affected by this First Amendment.

D.

This First Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective authorized officers effective as of the day and year first above written.

SECURIAN FUNDS TRUST (“TRUST”)		SECURIAN ASSET MANAGEMENT, INC. (“ADVISER”)

By:	/s/ David Kuplic	By:	/s/ Gary M. Kleist
	David Kuplic		Gary M. Kleist

	(printed or typed name)		(printed or typed name)
Title:	President	Title:	Senior Vice President

[Signature page to the First Amendment to the Investment Advisory Agreement]

Schedule A

(as amended May 1, 2019)

to the

Investment Advisory Agreement

dated May 1, 2012

As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Fund shall pay the Adviser an annual fee based on the average daily net asset value of the respective Fund in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:

Fee Rate
SFT Core Bond Fund	0.40% of assets to $1 billion; 0.35% of assets exceeding $1billion

SFT Government Money Market Fund	0.30% of assets to $1 billion; 0.25% of assets exceeding $1 billion

SFT Index 500 Fund	0.15% of assets to $1 billion; 0.10% of assets exceeding $1 billion

SFT International Bond Fund	0.60% of assets to $1 billion; 0.55% of assets exceeding $1 billion

SFT Index 400 Mid-Cap Fund	0.15% of assets to $1 billion; 0.10% of assets exceeding $1 billion

SFT Real Estate Securities Fund	0.70% of assets to $1 billion; 0.65% of assets exceeding $1 billion

SFT Dynamic Managed Volatility Fund	0.55% of assets*

SFT Managed Volatility Equity Fund	0.55% of assets*

SFT IvySM Growth Fund	0.67% of assets to $500 million; and 0.625% of next $300 million of assets; and 0.60% of next $200 million of assets; and 0.50% of assets exceeding $1 billion

SFT IvySM Small Cap Growth Fund	0.85% of assets to $1 billion; and 0.80% of next $2 billion of assets; and 0.76% of assets exceeding $3 billion

SFT Wellington Core Equity Fund	0.65% of all assets

SFT T. Rowe Price Value Fund	0.67% of assets to $1 billion; and 0.65% of next $1.5 billion of assets; and 0.60% of assets exceeding $2.5 billion

*	Effective as of May 1, 2019

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